Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
TELLURIAN INC.

Tellurian Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
1.The present name of the Corporation is Tellurian Inc. The Corporation was incorporated under the name “Magellan Petroleum Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 17, 1967.
2.    This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
3.    The Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:
FIRST:        The name of the Corporation is Tellurian Inc.
SECOND:    The address of its registered office in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent, 19001. The name of its registered agent at such address is Capitol Services, Inc.
THIRD:    The nature of the business, and objects or purposes proposed to be transacted, promoted or carried on, is to engage in any lawful acts and activities for which corporations may be organized under the DGCL.
FOURTH:
(a)    The total number of shares of stock which the Corporation shall have authority to issue is five hundred million (500,000,000), of which four hundred million (400,000,000) shares shall be common stock, par value of one cent ($0.01) per share (the “Common Stock”), and one hundred million (100,000,000) shares shall be preferred stock, par value of one cent ($0.01) per share (the “Preferred Stock”).
(b)    The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(c)    Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.
FIFTH:
(a)    The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time solely by resolution of the Board of Directors.
(b)    The directors are divided into three classes, as nearly equal in number as possible. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their respective successors are duly elected and have qualified or upon their earlier death, resignation or removal. Notwithstanding the foregoing, directors elected by holders of Preferred Stock, if any, shall not be assigned to classes, but shall be subject to election and removal, and shall have terms of office, as specified herein. In case of any increase or decrease, from time to time, in the number of directors (other than directors elected by holders of Preferred Stock, if any), the number of directors in each class shall be apportioned as nearly equal as possible.
(c)    Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.
(d)    Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
SIXTH:    No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors.

SEVENTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation.
In addition to the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the express provisions of the DGCL, this Certificate of Incorporation and the By-Laws of the Corporation.
EIGHTH:    Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.
NINTH:    The By-Laws of this Corporation may be altered, amended or repealed by the Board of Directors. Notwithstanding any other provision in the Certificate of Incorporation to the contrary, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the By-Laws of this Corporation may also be altered, amended or repealed by the stockholders by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all outstanding voting stock of the Corporation generally entitled to vote on the matter.
TENTH:    A director of this Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended, changed or modified in any way to further eliminate or limit the liability of directors to the Corporation or its stockholders or third parties, then directors of the Corporation, in addition to the circumstances in which directors are not personally liable as set forth in the preceding sentence, shall also not be personally liable to the Corporation or its stockholders or third parties for monetary damages to such further extent permitted by such amendment, change or modification.
Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director of the Corporation relating to claims arising in connection with events which took place prior to the date of such amendment, repeal or modification.
ELEVENTH:    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 20th day of September, 2017.

TELLURIAN INC.

By: /s/ Meg Gentle
Name: Meg Gentle
Title: President and Chief Executive Officer